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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Devon Eneergy Corporation

          We consent to incorporation by reference herein of our report dated January 26, 1999, relating to the consolidated balance sheets of Devon Energy Corporation and subsidiaries as of December 31, 1998, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Devon Energy corporation and to the reference to our firm under the heading "Experts" in the prospectus.


                                        KPMG LLP

Oklahoma City, Oklahoma
August 16, 1999